APPENDIX A

Dated with effect as of April 12, 2021

List of Series and Classes of the Funds to which Agreement Applies

Fund	Share Class	Symbol	Cusip
OnTrack Core Fund	Investor Class	OTRFX	00771F103
The Gold Bullion Strategy Fund	Investor Class	QGLDX	00771F202
Quantified Managed Bond Fund	Investor Class	QBDSX	00771F400
Quantified All-Cap Equity Fund	Investor Class	QACFX	00771F509
Quantified Market Leaders Fund	Investor Class	QMLFX	00771F608
Quantified Alternative Investment Fund	Investor Class	QALTX	00771F707
Spectrum Low Volatility Fund	Investor Class	SVARX	554905109
Quantified STF Fund	Investor Class	QSTFX	00771F749
Spectrum Advisors Preferred Fund	Investor Class	SAPEX	00771F798
Kensington Managed Income Fund	Institutional Class	KAMIX	00771F715
Hundredfold Select Alternative Fund	Investor Class	HFSAX	66538A414
Quantified Tactical Fixed Income Fund	Investor Class	QFITX	00771F673
Quantified Evolution Plus Fund	Investor Class	QEVOX	00771F665
Quantified Common Ground Fund	Investor Class	QCGDX	00771F632
Quantified Pattern Recognition Fund	Investor Class	QSPMX	00771F657
Kensington Managed Income Fund	Institutional Class	KAMIX	00771F715
Kensington Dynamic Growth Fund	Institutional Class	KAGIX	00771F582
Quantified Tactical Sectors Fund	Investor Class	QTSSX	00771F566
Quantified Government Income Tactical Fund	Investor Class	QGITX	0771F525
Quantified Rising Dividend Tactical Fund	Investor Class	QRDTX	00771F491
Spectrum Unconstrained Fund	Investor Class	SUNBX	00771F558
BCM Decathlon Moderate Fund	Institutional Class	DECIX	00771F533

Acknowledged and Accepted:

For the Above Funds                                                          ReFlow Fund, LLC

By ReFlow Services, LLC,

Its Manager

By: /s/__________________	By: /s/__________________
Name: Catherine Ayers-Rigsby	Name: William White
Title: President	Title: President and CEO
Advisors Preferred Trust